Exhibit 99.1

 For Release December 14, 2004 at 1:03 p.m. PST

Contact:	Alan Hilowitz
Starbucks Coffee Company
(206) 318-7709
alan.hilowitz@starbucks.com

Starbucks Promotes Dorothy Kim to
Executive Vice President, Supply Chain and Coffee Operations
E.R. (Ted) Garcia Retires after 10 Years of Exceptional Leadership

Seattle; Dec, 14, 2004 — Starbucks Coffee Company (NASDAQ: SBUX) announced today the promotion of Dorothy Kim, senior vice president, Global Logistics & Procurement, to executive vice president, Supply Chain & Coffee Operations (SCCO). Kim will assume leadership of SCCO from E.R. (Ted) Garcia, who is retiring after 10 years with Starbucks.

Kim will be responsible for the day-to-day activities of SCCO, which include the global strategic business management of manufacturing, engineering, purchasing, distribution, planning and transportation; supply chain integrated systems; inventory management and worldwide sourcing of coffee. She will report to Jim Donald, ceo designate.

“The contributions that Dorothy has made to Starbucks during her tenure with the Company will help ensure the continued success of SCCO, an important growth driver for the Company,” said Donald. “I am thankful to Ted for his many contributions during his decade with Starbucks. Over the years, both Ted and Dorothy have demonstrated their personal commitment to living Starbucks Guiding Principles every day.”

Kim joined Starbucks in 1995, where she gained four years of retail planning and operations experience prior to transitioning to SCCO. She held the positions of vice president, SCCO Logistics, and vice president, SCCO Finance & Systems, before her promotion to senior vice president, Global Logistics & Procurement. Kim was instrumental in leading the development of Starbucks SCCO Systems Vision and Master Project Plan.

“Dorothy has been an important member of my team over the last five years,” said Garcia. “I can say without hesitation that there is no one in the Supply Chain field more qualified, or ready, to lead this world-class team at Starbucks.”

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Starbucks promotes Dorothy Kim

Prior to joining Starbucks, Kim served as the general manager at Yun’s Company, a Seattle-area general contractor, where she increased revenue by 100 percent and delivered healthy profits for all programs within a two-year period. Her broad experience includes roles in several supply chain functions with large, brand name companies such as Boeing, Honeywell and Heath Tecna, with the major focus on reducing supply chain costs.

Retiring executive vice president Ted Garcia joined Starbucks in 1995 as senior vice president, Logistics & Manufacturing. Through his prior experience developing manufacturing and logistics networks, as well as information systems and technology platforms, he was able to establish programs for Starbucks that have delivered savings totaling more than $250 million. These savings were achieved through consolidated global purchasing leverage, conversion cost reductions, reduced logistics costs and lower inventory levels. Additionally, Garcia was responsible for the development of three new roasting plants in York, Pa., Carson Valley, Nev. and Amsterdam, The Netherlands. Under Garcia’s leadership, Starbucks became known as an established leader in supply chain activities.

About Starbucks Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 8,700 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot™ coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative premium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

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